                                  AGREEMENT

                                   Between

                         THE ALLIANCE MACHINE COMPANY
                              of Alliance, Ohio

                                     and

                             LOCAL UNION NO. 2361
                             UNITED STEEL WORKERS
                                  OF AMERICA
                                AFL - CIO. CLC

                                     1996

                                    INDEX
SECTION                                                             PARAGRAPH
- - -------                                                             ---------

AGREEMENT                                                               1

                        ARTICLE 1 - UNION RECOGNITION
                        -----------------------------
1   UNION SHOP                                                          2
2a  PROBATION PERIOD                                                    3
2b  DISCHARGE                                                           4
2c  DISCRIMINATION                                                      5
3   DUES                                                                6
4   BULLETIN BOARDS                                                     7

                      ARTICLE 2 - MANAGEMENT RECOGNITION
                      ----------------------------------
1   MANAGEMENT DIRECTION                                                8
2   DISCIPLINARY ACTION                                                 9
    NUMBER OF COPIES                                                   10
    LENGTH OF TIME                                                     11
3   DISCHARGE                                                          12
    FINAL DECISION                                                     13
4a  REPORT OFF                                                         14
4b  TIME ALLOWANCE                                                     15
4c  WORK FOR EMPLOYEE                                                  16
5   MEDICAL REQUIREMENTS                                               17
6   UNION COOPERATION                                                  18
7   RULES AND REGULATIONS                                              19
8   GENERAL TEMPORARY TRANSFER                                      20-23

                            ARTICLE 3 - SENIORITY
                            ---------------------
1   PLANT SENIORITY                                                    24
2   TEMPORARY EMPLOYEE                                                 25
3   SENIORITY RECORDS                                                  26
4   UNION OFFICER SENIORITY                                            27
5   UNION OFFICER LEAVE OF ABSENCE                                     28
6   SENIORITY TERMINATION                                              29
6a  RESIGNATION                                                        30
6b  DISCHARGE                                                          31
6c  LAYOFF PERIOD                                                      32
6d  DISABILITY OR WORKERS' COMPENSATION                                33
7   FORMER EMPLOYEE                                                    34
8   TRANSFER NON-UNION                                                 35
    ASSIGNING TEMPORARY FOREMAN                                     36-44
    ASSIGNING FOREMAN IN TRAINING                                   45-51
9   DUAL START EMPLOYEES                                               52
    MEDICAL TIME SLIP FOR DUAL SENIORITY                               53
10  LEAVE OF ABSENCE                                                   54
    FAMILY MEDICAL LEAVE ACT-LEAVE OF ABSENCES                         54
11  MILITARY SERVICE DISABILITY                                        55
12  POST SENIORITY LIST                                                56

                       ARTICLE 4 - GRIEVANCE PROCEDURE
                       -------------------------------
1   GRIEVANCE DEFINED                                                  57
    FIRST STEP                                                         58

    SECOND STEP                                                        59
    THIRD STEP                                                         60
    FOURTH STEP                                                        61
    FIFTH STEP                                                         62
2   GRIEVANCE COMMITTEE                                                63
2a  TIME OFF TO ATTEND MEETINGS                                        64
2b  TIME OFF TO DISCUSS GRIEVANCES                                     65
    WHEN TO HOLD MEETINGS                                              66
3   TIME OFF FOR UNION MEETINGS                                        67
4   REPRESENTATION OF REPRIMANDS                                       68
5   TIME LIMITS                                                        69

                          ARTICLE 5 - HOURS OF WORK
                          -------------------------
1   NORMAL HOURS                                                       70
2   WORK WEEK                                                          71
3   CHANGES                                                            72
4   CALENDAR DAY                                                       73
5   MINIMUM HOURS                                                      74
6   CALL BACK HOURS                                                    74
7   SHIFT PREFERENCE                                                   76
    DEPARTMENT OVERTIME AGREEMENT                                      77
8   OVERTIME DIVISION                                                  78
9   ACCESS TO OVERTIME RECORDS                                         79
10  COFFEE BREAK                                                       80
11  PAID 15 - MINUTE LUNCH BREAK                                    81-82

                           ARTICLE 6 - RATE OF PAY
                           -----------------------
1   WAGE RATES                                                         83
2   SHIFT PREMIUM                                                      84
3   REGULAR VACATION                                                   85
4   PREMIUM PAY                                                        86
4a  OVERTIME IN EXCESS OF EIGHT HOURS                                  87
4b  OVERTIME IN EXCESS OF FORTY HOURS                                  88
4c  SATURDAY OVERTIME                                                  89
5   PREMIUM PAY DOUBLE TIME                                            90
5a  DOUBLE TIME                                                        91
5b  DOUBLE TIME IN ADDITION TO HOLIDAY PAY                             92
6   DAILY AND WEEKLY                                                   92
7a  DESIGNATED PAID HOLIDAYS                                           93
7b  CHRISTMAS WEEK SHUTDOWN                                            94
7c  HOLIDAY PAY                                                        95
7d  EVIDENCE OF ABSENCE OR TARDINESS                                   96
7e  HOLIDAY PAY FOR LAID-OFF EMPLOYEES                                 97
8   NATIONAL GUARD OR RESERVE TRAINING PROGRAM                         98
9   RIOT PAY                                                           99
10  JURY DUTY                                                         100
    SUBPOENAED/CIVIL MATTER                                           100
11  INJURY PAY                                                        101
11  DOCTOR CALL FOR INJURY                                        101-102
    PAY FOR APPEARANCE AT WORKER'S
    COMPENSATION HEARING                                              103
12  ALLOWANCE FOR FUNERAL LEAVE                                       104
    GRANDCHILD, STEP, AND IN-LAW FUNERAL LEAVE                        105
13  WELDER ON PRE-HEATED                                              106
14  BLOOD DONATION                                                    107

                             ARTICLE 7 - VACATION
                             --------------------
1   ELIGIBILITY AND LENGTH OF VACATION                                108
1   REGULAR VACATION                                                  109
1   PERFECT ATTENDANCE                                                110
    ADDITIONAL EARNED VACATION DAY                                    111
1   VACATION ELIGIBILITY                                          112-118
3   VACATION WAIVER                                                   119
4   ILLNESS WAIVER                                                    120
5   VACATION YEAR                                                     121
6   VACATION PERIOD                                                   122
7   PLANT SHUTDOWN                                                    123

                         ARTICLE 8 - SAFETY & HEALTH
                         ---------------------------
1   SAFETY PROVISIONS                                                 124
    COOPERATION                                                       125
2   PROTECTIVE DEVICES                                                126
3   SAFETY COMMITTEE                                                  127
4   COMMITTEE DUTIES                                              128-135
7   REGULAR SCHEDULED MONTHLY MEETINGS                                136

                            ARTICLE 9 - APPRENTICE
                            ----------------------
1   APPRENTICE PROGRAM                                                137
    "CO-OP" EDUCATIONAL PROGRAM                                       138
1   MONITOR GRADING OF TESTS                                          139
2   APPRENTICE FAILURE                                                140

                           ARTICLE 10 - JOB BIDDING
                           ------------------------
1a  POSTING                                                           141
1b  AWARDING PREFERENCE                                               142
1c  DECLINE OF JOB AWARD                                              143
    JOB AWARDING                                                      144
2   QUALIFYING                                                        145
3a  TEMPORARY TRANSFER BIDDING                                        146
3b  OUT OF AREA BUMPING RIGHTS                                        147
3c  LAYOFF                                                            148
3i  PERMANENT JOB                                                     149
3ii TEMPORARY JOB                                                     150
    REPOSTING JOB                                                     151
3d  ELIMINATION OF JOB CLASSIFICATION                                 152
4   NO ELIGIBLE JOB BIDDERS                                           153
5   ELIGIBILITY FOR JOB BIDDING                                       154
5a  PROBATIONARY EMPLOYEES                                            155
5b  APPRENTICE OR TRAINING EMPLOYEES                                  156
5c  PREVIOUSLY AWARDED JOB BID                                    157-162
5d  TIME ALLOWANCE TO ACCEPT BID                                      163
6   EMPLOYEE ON VACATION                                              164
7   JOB POSTING DURING PLANT SHUTDOWN                                 165

                            ARTICLE 11 - LAYOFF
                            -------------------
1   LAYOFF PROVISION                                                  166
2   ORDER OF REDUCTION                                            167-171
3   BUMPING RIGHTS                                                172-178

3e  CHRISTMAS SHUTDOWN-NO BUMPING RIGHTS
    INTO MAINT.                                                       179
4   RECALL                                                        180-183
4iv NOTICE OF JOB                                                 184-186
4c  ERRORS IN RECALL                                                  187
4d  EFFICIENCY OF OPERATION AND SAFETY                                188
5   EXTENSION OF RECALL                                           189-193
6   NOTIFICATION OF RECALL                                            194
7   PROPER EXERCISE OF SENIORITY                                      195
8   OVERTIME EQUALIZATION                                             196

                        ARTICLE 12 - EMPLOYEE BENEFITS
                        ------------------------------
1   INSURANCE                                                         197
1   WEEKLY DISABILITY                                                 198
1   LIFE INSURANCE                                                    199
2   401K PLAN                                                     200-210

                       ARTICLE 13 - GENERAL PROVISIONS
                       -------------------------------
1   SEVERANCE ALLOWANCE                                               211
1a  CONDITIONS OF ALLOWANCE                                           212
1b  ELIGIBILITY                                                       213
1c  SCALE OF ALLOWANCE                                                214
1d  CALCULATION OF ALLOWANCE                                          215
1e  PAYMENT OF ALLOWANCE                                              216
2   STRIKES AND LOCKOUTS                                              217
3   COMPANY AGREEMENT                                                 218
4   DURATION                                                          219
5   NOTICE                                                        220-221

                                  EXHIBIT A
                                  ---------
JOB CLASS RATES BY JOB LEVEL                                          222
RATE PROGRESSIONS                                                 223-230
RATE PROGRESSIONS - GRANDFATHERED                                 231-232

                           LETTERS OF UNDERSTANDING
                           ------------------------
BEREAVEMENT PAY                                                       233
BUMPING/LAYOFF PROCEDURE                                              234
RED CROSS TRAINING FOR BLOODBORN PATHOGENS                            235
REMOVAL OF TWO (2) OCCURRENCES                                        236
SIDE SHIELD REQUIREMENT ON SAFETY GLASSES                             237
TESTING FOR SKILLED POSITIONS                                         238
TRAINING                                                              239
SECOND SHIFT EMPLOYEES ATTENDING UNION MEETINGS                       240
A & B ASSEMBLERS                                                      241
WELDER JOB BIDS FOR DEPT. CHANGES                                     242
COMMERCIAL DRIVERS LICENSE (CDL)                                      243
EXCUSED ABSENCE DUE TO ADVERSE WEATHER COND.                          244
SUNDAY DOUBLE TIME PAY                                                245

                                  AGREEMENT

1            This Agreement is made at Alliance, Ohio on the 17th day of June
1996 by and between THE ALLIANCE MACHINE COMPANY of Alliance, Ohio and/or its successors, hereinafter referred to as the Company and the UNITED STEELWORKERS OF AMERICA, AFL - CIO on behalf of themselves and the members of LOCAL UNION NO. 2361, hereafter referred to as the Union.
             WITNESSETH:
             That said Company and the said Union agree as follows:

                         ARTICLE 1, UNION RECOGNITION
2            Section 1.  The Company recognizes the Union as the sole
collective bargaining agency for all production and maintenance employees, with the exceptions of foremen, assistant foreman, salaried office or clerical employees, plant guards, and engineering employees. Employees outside the bargaining unit shall not perform work performed by the production or maintenance employees, where it would have the effect of depriving such employees of work.

             Section 2.
3            (a)  All present production and maintenance employees who are members of the Union and all who become members, shall as a condition of employment, maintain their membership in good standing with the Union for the duration hereof. All such employees, if any, who are not members of the Union, shall as a condition of employment, become members of the union not later than 60 calendar days following the date of their employment or the date of this contract, whichever be the later, and shall thereafter maintain their membership in good standing in the Union for the duration hereof. During the first 90 days they will not have any seniority rights and are not entitled to any fringe benefits., i.e., holidays and vacations. They will receive insurance benefits after 30 days of continuous employment.

4            (b)  The Company will not be required to discharge an employee in any instance where such discharge would result in a violation of the National Labor Relations Act or any federal or state law.

5            (c)  Discrimination because of race, color, age, sex, or national origin is prohibited under Title VII of the Civil Rights Act of 1964.

6            Section 3.  The Company for their Union member employees,
(pursuant to individually signed authorizations) shall deduct the initiation fee in the case of new employees, and the monthly dues and assessments as designated by the International Treasurer, from the first pay each month for each member, and promptly remit the same to the International Secretary - Treasurer of the Union. Dues for the current month will be deducted in the case of a quit or discharge.

7            Section 4.  The Company agrees to furnish Bulletin Boards in each
Work Area time clock location, to be used for the posting of official Union Notices. They shall be limited to official Union announcements provided that no material of a political, religious, or derogatory nature shall be placed on these Bulletin Boards. All notices must be signed by an Union Official.

                      ARTICLE 2 - MANAGEMENT RECOGNITION
8            Section 1.  The Management of the Company and the direction of the working forces, including but not limited to the rights to hire, suspend, transfer, or discharge for just and proper cause, and the right to relieve employees of duties because of lack of work, or for other legitimate reasons,
subject to the seniority provisions hereinafter contained, is vested exclusively in the Company. The Company will establish and post rules and regulations relating to the conduct and discipline of the employees. Provided, however, that the exercise of such rights shall not be used by the Company for the purpose of discrimination against any member of the Union.

9            Section 2.  Disciplinary action by the Company shall be governed by the following procedure:

10           The Company shall prepare notices of disciplinary action in triplicate, one copy to be served upon the employee, one copy to be served on the President of the Union, and one copy shall be retained by the employing Company. From the Date the Company knows of a problem it will have fourteen
(14) calendar days to issue a notice of disciplinary action or notice of discipline pending.

11           The Company shall not include in its disciplinary action any slip which is over 12 working months old.

12           Section. 3.  Discharge:  In the exercise of its rights as set forth in Article 2, Section 1, the Company shall not pre - emptorily discharge an employee. In all instances in which the Company may conclude that an employee's conduct may justify suspension or discharge, he shall first be suspended for a period not to exceed five (5) days. During the period of initial suspension, the employee may, if he believes he has been unjustly dealt with, request a hearing and a statement of the offense before the Department Head with a Grievance Committeeman present or the General Superintendent or the Manager of the plant with or without a member or members of the Grievance Committee present, as he may choose. At such hearing, the facts concerning the case shall be made available to both parties. After such hearing, the Company may conclude whether the suspension shall be confirmed into discharge or dependent upon the facts of the case that suspension may be extended or revoked. If the suspension is revoked the employee shall be returned to work with full rights and receive full compensation at his regular rate of pay for the time lost, but in the event a disposition shall result in either affirmation and extension of the suspension or discharge of the employee, the employee may allege a grievance with regard thereto. The grievance must be filed with his foreman, or in the foreman's absence, the foreman's substitute, within ten (10) days after such disposition and the grievance shall thereafter be handled commencing at Step 4 of the grievance procedure.

13           Should it be determined by an arbitrator in accordance with the
Grievance Procedure, that the employee has been discharged unjustly, the company shall reinstate the employee and pay full compensation at the employee's regular rate of pay for the time lost, less any wages received from other employment during that period and less any Unemployment Compensation for the period determined by the arbitrator.

             Section 4.
14           (a)  An employee who is unable to report for work shall notify the Company of the cause preventing him from working and shall advise said Company how long he expects to be absent from work, in order that he may temporarily be replaced in the work schedule, if the company finds it necessary.

15           (b)  The employee must report off, or tardy, before the
employee's shift starts, if possible, but must report off or tardy no later than two (2) hours after shift starting time. Employee shall call 823-5279 to comply with this regulation. The Company will take into consideration health related emergencies that cause the employee to be hospitalized, circumstances arising through no fault of the employee that are beyond the control of the employee, and "Acts of God" preventing employees from complying with the two hour limitation. Employees who are tardy must report to their foreman after clocking in, but before beginning to work.

16           (c)  The Company shall provide work for an employee who has complied with the above reporting requirements or for an employee whose tardiness is less than two (2) hours after shift starting time but not required to provide work if the above reporting requirements are not complied with or if the tardiness exceeds two (2) hours after shift starting time.

17           Section 5.  An employee who is absent from his work for over seven (7) calendar days, is required to present the Company a medical certificate of a qualified physician, evidencing said employee's physical fitness to return to work. Provided however, that should said employee during any part of said absence be gainfully employed, then in such event, a medical certificate referred to above shall not preserve his seniority. The Company reserves the right to have an employee who seeks to resume his work referred to the Company's medical representative, at the Company's expense, to determine the question of physical fitness.

18           Section 6.  The Union and the members thereof agree at all times to cooperate to the fullest extent with the Company and the members agree to perform their work to the end that the utmost efficiency in the manufacture of the Company's products shall be obtained and promote the general interest of the Company and its employees.

19           Section 7.  The Union and members thereof agree to abide by all the rules and regulations of the Company not in conflict with this Agreement. Such rules and regulations are to be reasonable and applied reasonably, and the Union reserves the right to challenge the reasonableness of the rules and/or their application by way of the Grievance Procedure provided for in this Agreement.

20           Section 8.  Temporary Transfers:
The Company shall have the right to transfer individuals at their discretion based on needs, for periods of sixty (60) days or less, as long as the individual's pay is not reduced or his safety or the safety of others is in question. If an individual is transferred into a higher paying classification, he will be paid the minimum rate for that classification (without taking any reduction) or if he had previously held that job he will be paid his previous rate.

21           However, if the temporary transfer is less than two (2) days, seniority will not necessarily be a consideration in who is transferred.

22           However, if the temporary transfer is over two (2) days, then the
Company will attempt to transfer the least senior employee in the department that the individual is being transferred from. If the transfer is to a higher paying job, consideration will be given to seniority as to who is to be transferred. Consideration will also be given to production and in any event the person being transferred must be capable of performing the work.

23           If an employee is working out of his job classification in a lower classification and there is a need to temporary transfer someone into his classification that person will be temporary transferred first.

                            ARTICLE 3 - SENIORITY
24           Section 1.  It is agreed that an employee shall have plant wide seniority computed from his last date of hire by the Company. Such seniority, subject to the employee's ability to perform the work, shall govern in cases of job bidding, layoff and recall, subject to the separate provisions of this Agreement governing job bidding, layoff and recall. In the event an employee is transferred from one job classification to another, he shall retain and continue to be credited with his total plant - wide seniority from his last date of hire by the Company.

25           Section 2.  Any employee having less than ninety (90) calendar days of continuous service with the Company shall be deemed to be a probationary employee, and is entitled to no seniority rights. During the period that an employee is probationary he shall be regarded as a temporary employee and no grievances regarding his discharge from employment shall be presented or processed. Probationary employees are subject to Article 5,
Section 7 (Shift Preference) after a maximum of (30) calendar days. If such probationary employee is continued in employment after the expiration of the 90 day probationary period, his service shall date from the beginning of such period. There shall be no obligation on the part of the Company to re - employ a probationary employee who is discharged. laid off, or who resigned during such a period.

26           Section 3.  The Company will at all times maintain records as to seniority of its employees, which records will be available for inspection by the individual employee at reasonable and proper times.

27           Section 4.  The Union President and the six (6) most senior grievance men, two from each department, shall have seniority over other employees in the event of layoffs or reduction in the working force within their respective Areas as long as production is not affected. The Union President will have plant wide seniority as long as he can perform the work required or that's available.

28           Section 5.  Any local Union officer shall be given upon his request, a leave of absence not to exceed a period of three (3) years for the purpose of working for the International Union, and during such period, his seniority rights hereunder shall be maintained. Only one (1) employee at any given time will be permitted to have such a leave of absence.

29           Section 6.  Seniority shall terminate due to any of the following reasons:

30           (a)  resignation;

31           (b)  discharge for reason;

32           (c)  layoff for a period equal to his seniority at the time of layoff, up to thirty - six (36) months maximum. If recalled during this period, his seniority shall be deemed to have accumulated during such layoff.

33           (d)  Physical disability or Worker's Compensation for periods of
36 months or longer will cause his seniority to be frozen at that point until he returns to active employment. Any employee who is on Worker's Compensation or Disability as of June 13, 1993 will have thirty - six (36) months before his seniority is frozen.

34           Section 7.  When former employees who have lost their seniority thereunder are re - employed, their service shall be computed as though they were new employees. However, if the company re-employs a former employee who has lost their seniority under Article 3, Section 6. (c) who has fulfilled their probationary period in Article 3, Section 2, then this employee will not be considered a probationary or a temporary employee. The new seniority date of a re-employed person previously losing their seniority under Article 3,
Section 6 will be set at 90 days prior to the re-hire date.

35           Section 8.  In the event an employee is transferred to foreman or assistant foreman which is directly under shop management, he shall, in the event the Company transfers him back into the seniority unit, be subject to the following: (i) He will retain and be transferred back with only the seniority he had at the time he left the bargaining unit; (ii) He must be transferred back within five (5) years of his original promotion; (iii) He may be returned to the bargaining unit two (2) times within the five (5) year period; (iv) He may not be transferred back to any job classification higher than the one he held at the time he left the bargaining unit; (v) If any more senior employee in that job classification is on layoff status, the employee transferred back will also assume layoff status; (vi) Upon transfer back to the bargaining unit he will be required to immediately pay the monthly Union dues and assessments.

36           An employee who is assigned to a temporary foreman position shall not cease to be a member of Local 2361 USWA, although assignment to such position and the terms and conditions of employment applicable to the position shall continue to be as determined by the company.
Such assignments shall be limited to:

37           a.The short term absence of a foreman for reasons of sickness, jury duty, or vacation.

38           b.A foreman position resulting from increases in operating requirements above normal levels.

39           c.An employee assigned as a temporary foreman on a weekly basis will not work in the bargaining unit that week - vacation.

40           d.An employee assigned as a temporary foreman on a daily basis will not work in the bargaining unit that day - jury duty and sickness.

41           e.During lay-off a temporary foreman will fall in line with his seniority and will not have seniority over other employees in the bargaining unit.

42           f.An employee assigned as a temporary foreman will not issue discipline to other employees. He will not be called by either party in grievance procedures or arbitration hearings to testify as a witness regarding any events involving discipline which occurred while the employee was assigned as a temporary foreman.

43           g.Temporary foreman's positions may be filled on a daily, weekly, or monthly basis, by those employees who sign an annual sign-up form indicating their desire, on a rotating basis, by seniority. The time limit for such temporary foreman job will not be more than one (1) month maximum per employee, starting with the first day of assignment and continuing for one (1)
month thereafter, unless the employee does not want the position anymore, or the company is no longer in need of the employee in the position of temporary
foreman, in which case he will be transferred back to his bargaining unit job.

44           h.An employee assigned as temporary foreman will receive $.50/hr.
over the standard rate of the highest job classification that he supervises.

45           An employee who is assigned to a foreman in training position shall not cease to be a member of Local 2361 USWA, although assignment to such position and the terms and conditions of employment applicable to the position shall continue to be as determined by the company.
Such assignments shall be listed to:

46           a.A foreman position resulting from increases in operating requirements above normal levels.

47           b.An employee assigned as a foreman in training on a weekly basis will not work in the bargaining unit that week - vacation.

48           c.During lay-off a foreman in training will fall in line with his seniority and will not have seniority over other employees in the bargaining unit.

49           d.An employee assigned as a foreman in training will not issue dicipline to other employees. He will not be called by either party in grievance procedures or arbitration hearings to testify as a witness regarding any events involving dicipline which occurred while the employee assigned as a foreman in training.

50           e.The time limit for such foreman in training job will not be more than six months, starting with the first day of assignment and continuing for six months, thereafter, unless the employee does not want the position anymore; or the company is no longer in need of the employee in the position of foreman in training, in which case he will be transferred back to his bargaining unit job.

51           f.An employee assigned as foreman in training will receive
$.50/hr. over the standard rate of the highest job classification that he supervises.

52           Section 9.  When two or more employees start on the same day, they shall be listed on the seniority lists in accordance to starting hour with the Company. When two or more employees start on the same hour, the Company will list the employee with the " Medical Report Acceptance Slip " with the earlier date and time stamp as the more senior employee.

53           Where no medical time slip is available to determine seniority, the Company shall revert to the time card to determine which employee rang in first and he shall be listed as the more senior employee.

54           Section 10.  Whenever the requirements of the plant will permit an employee, upon written request and for reasons satisfactory to the Company, may be granted a leave of absence for a limited time, not to exceed one hundred eighty (180) days.
Such leave may be extended by mutual agreement between the Company and the
Union. The Company will notify the Union of   leave of absence when granted.
Upon employee request for absences, that falls within the guidelines of the Family and Medical Leave Act, employees may be granted leave of absences. All Family and Medical Leave of Absences must meet the Alliance Machine Company's Family and Medical Leave of Absence Policy.

55           Section 11.  Any employee entitled to reinstatement under this
Section who returns with service connected disability incurred during the course of his service shall be assigned to any vacancy which shall be suitable to such impaired condition during the continuance of such disability; provided, however, that such impairment is of such nature as to render the veteran's returning to his own job or department onerous or impossible; and provided further, that the veteran meets the minimum physical requirements.

56           Section 12.  The Company will post a complete plant - wide seniority list on all bulletin boards in each of the three Areas (Machine Area, the Assembly Area, and the Structural Area) twice a year in January and July.

                       ARTICLE 4 - GRIEVANCE PROCEDURE
57           Section 1.  Should differences arise between the parties hereto as to the meaning and application of this Agreement, there shall be no suspension of work, either by direction or authorization of the Company or by direction or authorization of the Union on account of such differences, but an earnest effort shall be made by all parties to settle such differences immediately in the following manner:

58           Step One:  Between the employee who has been aggrieved, with or without his Committeeman/Steward, and the employee's foreman or Company representative.

59           Step Two:  If the complaint has not been satisfactorily settled at Step One, the complaint shall then be reduced to writing and signed by the grievant, the grievance may then be presented to the foreman not later than ten (10) working days after the occurrence of the event upon which the complaint is based, or after the time the employee should have had reasonable knowledge of such occurrence. The date on which the grievance is given to the foreman shall be the filing date. The foreman shall be required to answer in writing within ten (10) working days.

60           Step Three:  If the answer obtained from the foreman is not satisfactory to the grievant, the grievance may then be presented to the foreman within ten (10) working days of the foreman's answer at Step Two. Within ten (10) working days of the presentation of the rejected grievance to the foreman, the Company shall set up a hearing with the grievant, his Committeeman and/or Steward, the president of the Union or chairman of the Grievance Committee. The Grievance Committeeman shall be determined by the
Union President or the Grievance Chairman.   The Company's answer shall be
given within ten (10) working days of said meeting.

61           Step Four:  If the decision of the Company under Step Three is not satisfactory to the grievant, his Steward (if he chooses) and the Grievance Committee shall within ten (10) working days request a hearing with the International Representative and Representatives of the Company. The Company and the International Representative shall set a hearing date within twenty (20) working days of the presentation of the rejected grievance to the foreman at this Step. The company representatives shall give their decision within ten (10) working days after such hearing.

62           Step Five:  In the event the dispute shall not have been
satisfactorily settled under the above Steps of the Grievance procedure, then, upon written notice of either party served upon the other, after receipt of the decision of the Company Representatives after the Step Four hearing, the matter shall be appealed to an impartial arbitrator. Such written notice must
be served within thirty - two (32) calendar days after the receipt of the decision of the Company Representative after the Step Four hearing in all cases. The impartial arbitrator is to be selected by mutual agreement. In the event the Company and the Union cannot mutually agree on the selection of an arbitrator, a list of seven (7) arbitrators shall be requested from the
Federal Mediation and Conciliation Service; Request for list will not exceed two (2). The expense of the arbitrator shall be borne equally by the Company and Union. The arbitrator's decision must be based upon the express terms of this Agreement, and he may not add to, subtract from, or modify such express terms by implication or otherwise. The decision of the arbitrator reached within the above authority shall be final and binding upon all parties.

63           Section 2.  The Grievance Committee of the employing Company shall consist of not less than three (3) nor more than six (6) employees of said Company designated by the Union and divided as follows: Up to two (2) from Structural Area, up to two (2) from Machine Area and up to two (2) from Erection Area. Where Grievance Committeemen are not scheduled on a shift, the Union will arrange with the Company to hold an election in the shop for a steward who will serve only on that shift not having scheduled Grievance Committeemen, Said Steward to be elected by the shift in the area which he is to serve. In the event a steward leaves the shift or area he had been serving, he immediately ceases to be a steward. There shall be no more than one (1) steward per shift in the Structural Area, Machine Area, and Erection Area. These men shall be afforded such time off without pay as may be required for the following purposes:

64           (a)  To attend meetings pertaining to discharge or other matters which cannot be reasonably delayed.

65           (b)  To present and discuss with persons hereinabove designated, grievances or complaints in the manner set forth above.

66           Whenever possible, such meeting shall be held outside working hours. It is furthered agreed that members of said Grievance Committee shall be in compliance with Article 3, Section 4 and Article 7, Section 9a of the Constitution of the International Union, United Steelworkers of America, AFL - CIO dated September 21, 1978.

67           Section 3.  Committeemen and Steward working the afternoon shift shall be permitted time off, without pay, to attend Union meetings.

68           Section 4.  An employee who feels he is being reprimanded
unjustly by a foreman may request and receive the representation of a Committeeman or Steward from his area.

69           Section 5.  The time limits herein are of essence, but can be extended by mutual agreement between the parties on a given grievance. Any grievance not filed or appealed within the established or extended time limits shall no longer be processed as a grievance. Any answer from the Company not received within the established or extended time limits shall be deemed a granting of the grievance, but not thereby setting precedent.

                          ARTICLE 5 - HOURS OF WORK
70           Section 1.  This section defines the normal hours of work and shall not be construed as a guarantee of hours of work per day or week.

71           Section 2.  The normal work week shall consist of five (5)
consecutive eight (8) hour days; starting with the shift change nearest to

12:00 p.m. Sunday. (For the purposes of this Agreement, the majority of the hours worked on a regularly scheduled shift shall determine the day in question.)

72           Section 3.  Working hours, work days, or work week shall be established by the Company, However if there is a permanent change in the present starting time of the shifts, it will be by mutual agreement. The Company will always reserve the right to add or delete shifts.

73           Section 4.  A day may be a calendar day or any twenty - four (24)
hour continuous period. Starting time of employees shall not materially change during the week, however, if the Company has a critical breakdown job that requires a shift change during a given week the Union will make its best effort to accommodate the needs of the Company.

74           Section 5.  Employees required to report for work at the regular starting time and prevented from performing services that day by reasons solely within the control of the Company, shall be paid for actual time held, but in no event shall be paid less than a minimum of four (4) hours at regular rates.

75           Section 6.  Minimum call - back time will be two (2) hours.

76           Section 7.  Workers shall be given preference to work on either first, second, or third shifts in accordance with their seniority status, provided, however, the proper balance of skills, within each work classification is maintained for efficient operation on each shift, as determined by circumstances and the work load. If an employee has exercised shift preference he must remain on that shift for the entire three (3) month quarter beginning January 1, April 1, July 1, and October 1. Also any employee has the option to exercise the above mentioned shift preference on (1) time at any other time during the year.

77           Each department must have their own overtime agreement on how overtime equalization is to be administered. These agreements will be posted in the respective departments. These agreements will be in force during the length of the Contract unless mutually agreed that it should be revised.

78           Section 8.  Overtime:  (i)  Daily overtime in excess of eight hours in any work day will normally be assigned to the employee in the job classification who has been performing that work during that day. However, the Company will attempt to equalize over the course of a calendar year such daily over time within the job classification within those departments that allow this type of scheduling of the available work. (ii) Saturday and Sunday overtime: Saturday and Sunday overtime within an area that allows it will be assigned and divided as equally as possible within that job classification in those areas over the course of a calendar year. (iii) The employee assigned to work overtime must in any case have the ability to perform the work as demonstrated by that employee's past performance on the type of work the overtime is being offered on. (iv) For equalization purposes, an employee will be charged with all overtime made available to him. (v) When the Company posts Saturday or Sunday overtime assignments, any employee who is unable to accept that assignment must notify his foreman not later than the end of his shift on the day of posting.

79           Section 9.  Employees or Committeemen are entitled to reasonable access to the overtime records for their job classification. The Company will make available each quarter to the Committeeman from each Area a written list
of the running amount of overtime charged to each employee in that Area, totaling the employee's amount of overtime worked, refused and assigned during absence.

80           Section 10.  One (1) ten (10) minute coffee break after two (2)
hours from start of shift, will be granted in all three Areas. However, the past practice in the Machine Area of machines continuing to run during the coffee break will continue.

81           Section 11.  A fifteen (15) minute paid lunch break will be granted in the Structural Area (2900), the Erection Area (3300), the Machine Shop (3100), and the Maintenance Department (3200).

82           Unless the employee is scheduled for more than five (5) hours on
Saturday or Sunday, he will not receive a paid lunch.

                           ARTICLE 6 - RATE OF PAY
83           Section 1.  For all eligible employees hereinafter during the term of this Agreement, wages shall be as shown in Exhibit A.

84           Section 2.  It is agreed that all employees working on the second shift shall receive twenty cents ($.20) per hour, and employees working on the third shift shall receive twenty-five cents ($.25) per hour as shift differentials.

85           Section 3.    Regular vacation pay is based on an eight (8) hour
day, computed on the current rate of pay for the job classification in which the employee worked a majority of hours in the previous calendar year.

86           Section 4.  Premium Pay:  time and one - half shall be paid for on the following basis:

87           (a)  All overtime any employee works in excess of eight hours in any twenty - four hour employee pay period.

88           (b)  All overtime any employee works in excess of forty (40)
hours in any one week. Vacation days and holiday. Time off for compensable injuries in the week they occur will count toward computing overtime.

89           (c)  Saturday overtime will not be based on forty (40) hours but rather five (5) consecutive work days or partial work days prior to Saturday.

90           Section 5.  Premium Pay Double Time:  Double time shall be paid for on the following basis:

91           (a)  Double time shall be paid for all work performed on Sunday

92           (b)  Double time, in addition to Holiday Pay, shall be paid for all work performed on Holidays designated in Section 7

             Section 6. No employee shall be paid both daily and weekly overtime for the same hours worked.

93           Section 7.  Holiday Pay:
(a) Effective June 17, 1996, the designated paid holidays shall be New Year's Eve, New Year's Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve, Christmas Day. These Holidays will fall on the following dates:

                                 Year 1         Year 2         Year 3

Fourth of July                 07/04/96       07/04/97       07/03/98
Labor Day                      09/02/96       09/01/97       09/07/98
Thanksgiving Day               11/28/96       11/27/97       11/26/98
Day After Thanks               11/29/96       11/28/97       11/27/98
Christmas Eve                  12/24/96       12/24/97       12/24/98
Christmas Day                  12/25/96       12/25/97       12/25/98
New Year's Eve                 12/31/96       12/31/97       12/31/98
New Year's Day                 01/01/97       01/01/98       01/01/99
Good Friday                    03/28/97       04/10/98       04/02/99
Memorial Day                   05/30/97       05/29/98       05/31/99

94           (b)  The Company shall have the rights to schedule a Christmas week shutdown. This schedule will be posted prior to April of the applicable year whenever possible. The company will allow employees to schedule one (1) week of their vacation on a daily basis so that some days may be used for the Christmas week shutdown, if so scheduled. Employees will not be required to schedule their regular vacation days to coincide with the Christmas shutdown. However, if they do not, they will be required to take that time off without pay.

95           (c)  Whether or not work is performed on a holiday, employees shall receive their straight time hourly rate of eight (8) hours of Holiday Pay, provided the employee works the last scheduled work day prior to the Holiday or the first scheduled work day following the Holiday.

96           (d)  In the event appropriate evidence is submitted showing that absence or tardiness from work prior to subsequent to the Holidays referred to is occasioned by no fault of the employee in question or is the result of actions beyond the control of said employee, the qualifying provisions may be waived by the Company. The foreman's permission for an employee to work less than either of the qualifying days shall entitle the employee to payment for the holidays. An employee absent due to industrial injury shall receive pay for the first Holiday following the injury, but shall not be eligible for additional Holidays until he returns to work.

97           (e)  Laid off employees will receive Holiday Pay for those holidays falling within the first two (2) weeks of a layoff. Provided he has worked his entire last scheduled work day prior to the Holiday. The only exception to working the entire last day is the instance of an employee missing part of that day due to an industrial injury. An employee will receive Holiday Pay for the first Holiday falling during a period he is receiving Sickness and Accident insurance benefits.

98           Section 8.  In the event that any employee who is a member of the
National Guard or a member of any Reserve Training Program is called for his regular training period, the Company will compensate said employee for the difference between the amount paid said employee by the government and the amount he otherwise would have earned during said period. This compensation will be paid, however, on the basis of an eight (8) hour day, the number of days the employee would have actually worked had he not been absent, but at no time shall the compensation for absence because of military training for one week exceed five (5) days, nor the maximum weekly hours exceed forty (40), nor shall the total compensation for lost time because of absence due to military training exceed ten (10) regular work days for any one period of training.

99           Section 9.  Any Union employee being a member of the National

Guard or any other branch of the service, upon being called to duty in case of a riot or other disorders, the Company will compensate the said employee for the difference between the amount paid said employee by the government and the amount which he would have earned during said period. This compensation will be paid, however, on the basis of an eight (8) hour day, the number of days the employee would have actually worked had he not been absent, but at no time shall the compensation for absence exceed five (5) days, or the maximum weekly hours exceed forty (40) hours. This provision will not exceed more than one
(1) week in any one year.

100          Section 10.  In the event any employee is called for jury duty or is subpoenaed to appear as a witness in a lawsuit other than one to which he is a party, the Company will compensate employee time lost provided said employee brings signed receipt from court that he did appear and for what time. This compensation, however, will be paid on the basis of an eight (8) hour day for the number of days the employee would actually have worked had he not been called for jury or witness duty, but at no time shall the compensation for one week of absence because of jury or witness duty exceed five (5) days nor the maximum weekly hours exceed forty (40). It is agreed further that any employee called for jury or witness duty on any day, and who is excused from jury or witness duty during said day or portion of said day shall immediately thereafter report to work at his regular employment for the balance of said day, if his jury or witness duty on said day has not exceeded one - half day. Employees on the second and third shift who are called for jury or witness duty are to notify the Company of the weeks in which they are to serve on jury or witness duty and the Company may, if advisable, shift those employees to first shift to provide work on days which they are released or served less than four hours. In the event an employee is subpoenaed by the courts for a civil matter, the time missed will not be counted as an occurrence provided the employee brings a signed receipt accounting for all the time missed. Also if the employee is subpoenaed for a criminal matter, the time will not be counted if he brings a signed receipt; as described above, and if he is innocent of the charges. In both instances the receipt must be presented to his foreman at the time he returns to work following the absence.

101          Section 11.  Should the employee be so injured that it is
necessary for him to go to a doctor, and if after visiting the doctor he returns to complete the balance of the shift, the time lost by him in going to the doctor shall be treated as hours worked. Should the doctor provide the employee with a written statement that return to work during the remaining shift period is inadvisable and such statement is presented to his foreman, then even though he does not work in the shift hours remaining after his injury, such remaining shift hours, but only up to the eighth (8th) hour of such shift, shall be treated as hours worked. This provision shall apply only to the first visit to the doctor made on either the date of injury or on the first day after the injury.

102          If an employee must return to the doctor for treatment of an on -
the - job injury and he must miss part of his shift in order to make this appointment, he shall, if he notifies his foreman in advance, be excused and will be paid for this portion of his shift as long as a form letter from the Company has been verified by the doctor that he is unable to schedule the employee at anytime after or before normal working hours or on a Saturday. Also, if an employee is scheduled for an Independent Medical Exam by the Company and in order to make that appointment he must miss part of his shift, he will be paid for that portion of his shift.

103          An employee will be paid up to eight (8) hours at his regular
rate of pay for only the hours missed to attend the hearing while appearing at his own Worker's Compensation hearings, but only if specific request for appearance is received from the State agency.

104          Section 12.  Allowance for Funeral Leave. When death occurs in an employee's immediate family (i.e. employee's legal spouse, mother, father, current mother - in - law, current father - in - law, son, daughter, brother, sister, grandparent, step - parent, or step - child) an employee, upon request, will be excused for up to three (3) consecutive scheduled work days as fall either immediately before or on or immediately after the day of the funeral. The employee shall receive pay for such excused scheduled shift, up to a maximum of 8 hours, provided it is established that he attended the funeral, unless such attendance is deemed impracticable. Payment shall be eight times his basic hourly rate. An employee will not receive funeral pay when it duplicates pay received for the time not worked for any other reason.

105          Subject to the same conditions as above, an employee, will be excused on and receive pay for one (1) scheduled work day on the day of the funeral of the grandchildren, current sister - in - law, current brother - in
- - - law, current son - in - law, current daughter - in - law, step brother, step sister. Subject to the same conditions as above the employee will also be excused without pay for up to two (2) scheduled work days as fall immediately before or immediately after the day of the funeral.

106          Section 13.  On weldments preheated above 225 degrees F, where the welder is assigned to work directly over the preheated area, upon the request of the welder, he will be changed after two (2) hours of such work and be assigned other work. On weldments preheated above 150 degrees F, where the welder is assigned to work inside the weldment, upon request of the welder he will be changed after two (2) hours of such work and be assigned other work.

107          Section 14.  Employees will be paid for time missed to donate blood if they are on the first shift. The maximum amount of time paid will be two (2) hours once a calendar year.

                            ARTICLE 7 - VACATIONS
108          Section 1 - Eligibility and Length of Vacation

             1 or more yrs. (12 mos.) = 40 hrs. (1 week)

             13 or more yrs. (36 mos.) = 80 hrs. (2 weeks)

             10 or more yrs. (120 mos.) = 120 hrs. (3 weeks)

             15 or more yrs. (180 mos.) = 160 hrs. (4 weeks)

109          Vacation may be requested on a day at a time basis if wanted. If one or two days are being requested the employee must request 48 hours in advance. If more than two days are being requested then the request must be one week in advance.

110          Any employee who has perfect attendance in any 12 consecutive working months will receive one additional day of vacation eligibility. The only excused absences under this plan are the following:
1.  Bereavement Leave, paid per contract
2.  Jury Duty
3.  Military Leave
4.  Industrial Injury, day of injury only, one injury in a twelve month period

5. Tellers for International Election (President, Recording Secretary, and Financial Secretary of the Local Union)

111          The additional vacation day may be taken in the calendar year it was earned or the folliwing calendar year if the employee submits in writing his desire to do so at the time he is notified of the additional vacation day.

112          To be eligible for a fully paid vacation, an employee must have worked 1400 hours in the previous calendar year. In the event of layoff, sick leave or personal leave of absence, an employee who has accumulated service under the vacation schedule shall be paid pro rata for each hour worked in the previous calendar year. Holiday and vacation days will be counted as hours worked in this computation. Time off due to a workman's compensation injury the year in which the injury occurs only, will be counted for the subsequent year's vacation only.

113          Section 2.  An employee who is discharged for cause prior to
December 31st shall not be entitled to vacation or vacation pay in the coming year.

114          For each week of vacation entitlement the employee will receive forty (40) hours pay computed at the current rate of pay for the job classification in which the employee worked a majority of hours in the previous calendar year.

115          As far as practical, the employees will be granted their vacation time off at times they desire between January 1st and December 31st in accordance with their seniority. In the event, the plant is shut down for the vacation period, maintenance and inventory employees may be kept at work during the shut down, but must be granted their vacation at some other time.

116          Employees shall receive all vacation pay due them the pay
following their termination.

117          Vacation notice slips to be passed out by March 15th. Vacation notice slips to be returned by April 15th. Company to post vacation schedule by May 15th.

118          After the vacation schedule has been posted, vacations may be changed only with written permission of the Company. Anyone not scheduling their vacation at that time, will have to take whatever vacation dates are available.

119          Section 3.  Employees receiving vacations or pay in lieu thereof, will not be entitled to overtime for any part of said vacation. The Union and the Company agree that their mutual objective is to afford maximum opportunity to the employees to obtain their vacations and to attain maximum production. All employees eligible for vacation shall be granted their vacation from work, except that the Company may, due to operating requirements and employment conditions, arrange with the written consent of an employee, that such employee receive vacation allowance in lieu of any part of all of his actual vacation. A copy of each consent shall be filed with the representative designated by the Local Union.

120          Section 4.  In the event any employee who has in excess of ten
(10) days vacation and is absent because of illness that is substantiated by a doctor's certificate for five (5) or more consecutive working days at any time during the calendar year in which the vacation is payable, such days of absence at the employee's option may be considered as vacation time.

121          Section 5.  Vacations will be taken as much as possible at a single period and shall not be cumulative. Vacations must be taken prior to December 31, unless an emergency has made it impossible to grant vacations in special individual cases, in which event the Plant Manager shall allow such vacations to be taken the first six (6) months of the following year.

122          Section 6.  Weeks of regular vacation not covered by a vacation shutdown, as per Article 7, Section 7, shall be granted according to seniority and job classifications on each shift within each department. The Company shall make an earnest effort to grant an employee his extra weeks of vacation per the employee's request. The actual period in which vacations shall be taken by eligible employees shall be determined by the Company to insure the orderly operation of business of the Company.

123          Section 7.  If the company deems it advisable to close the plant for a vacation shutdown, the notice of such a shutdown shall be posted by March 15th of the year in question. When a shutdown falls between the dates of June 6 to August 15 employees will be required to schedule one (1) week of their vacation days to coincide with the shutdown. In the event there is a vacation shutdown, the Company will attempt to schedule it during the 2nd full work week of the month of August, beginning in 1997.

                        ARTICLE 8 - SAFETY AND HEALTH
124          Section 1.  The Company shall make provisions for the safety and health of its employees at their place of employment during the hours of their employment.

125          The Union shall cooperate with the Company in expanding the effectiveness of the Safety and Health program for the employees. The Company will reimburse any employee who provides certification for successfully completing the Red Cross course in Standard First Aid provided at the Alliance Red Cross Center. The reimbursement will be for the $15.00 fee and will increase for any increases in the fee.

126          Section 2.  Protective devices, wearing apparel and other
equipment necessary to properly protect employees from injury shall be provided by the Company. The Company will provide for each shotblast operator reasonable foot shields and hood, reasonable furnishing of coveralls for Painters and Sandblasters. Reasonable glove protection for Burners up to twice a year on a turn - in - basis, welder's gloves for submerged arc application with reasonable controls on distribution, coveralls when required for maintenance employees, $60.00 maximum after one (1) year of service for metatarsal safety shoes or $30.00 for steel - toed safety shoes, for a employee that has a medical condition prohibiting the employee from wearing metatarsal safety shoes, non prescription safety glasses three (3) per year at no cost to employee, Company - issued prescription safety glasses with glass lens in single vision, bifocals, trifocals or occupationals. Any special prescriptions, such as progressives and special lens coatings, which is an additional fee, will be the responsibility of employee. Reasonable replacement for on - the - job damage once a year at no cost to the employee. Employees on lay-off or off on leave, (sickness & accident or Workers' Compensation) are not entitled to purchase glasses through the company program. If the employee chooses to buy his own prescription safety glasses, he may do so through the Company approved sources and the Company will reimburse him based on the following schedule,

                       * Single vision          $21
                       * Bifocal                $32
                       * Trifocal               $41
                       * Occupationals          $72
Note: These amounts will be increased subject to any change in the cost of company supplied prescription safety glasses.

127          Section 3.  There shall be established a Safety Committee for said Company composed of three Union members and one Company representative.

128          Section 4.  The duties of the Safety Committee are as follows:

129          (a)  To hold regular scheduled monthly meetings;

130          (b)  To consider recommendations and requests relative to health and safety measures;

131          (c)  To make inspections of machinery and safety conditions through the plant of the Company;

132          (d)  Upon recommendation of the Committee, the findings of said committee shall be reported to the Company.

133          Advice of the Safety Committee, together with supporting
suggestions, recommendations, and reasons, shall be submitted to the designated Company representative for his consideration and for such action as he may consider consistent with the Company's responsibility to provide for the safety and health of its employees during the hours of their employment and the mutual objectives.

134          Section 5.  The Company agrees to permit members of the
Compensation Committee to have access to reports which the Company is required by law to keep to submit to the State Workmen's Compensation Agency upon request to the Company's Safety Representative.

135          Section 6.  The Company agrees that the Safety Committeemen on the shift will be given the right to investigate lost time accidents with the Company representative.

136          Section 7.  Safety Committeemen will be paid for time spent on the regular scheduled monthly meeting of the Safety Committee, up to a maximum of two (2) hours, at straight time rates, whether or not the meeting time occurs during their scheduled shift.

                            ARTICLE 9 - APPRENTICE
137          Section 1.  The Company and Union will establish an apprentice/
training committee who will establish requirements and programs to fulfill those requirements. This committee will provide for the apprenticeship program in the machine shop and training programs in the assembly and structural departments. There will not be ratio requirements associated with these programs, but instead the goal is to satisfy the changing needs of the Company's work load requirements by improving the skills of our present employees. The Union will designate two (2) union employees and the Company will designate two (2) management employees in each area where a program is to be utilized to determine goals, requirements, implementation, qualifications and costs.

138          In addition, the Company and Union will work together to develope
a "co-op" educational program with local educational institutions, as mutually acceptable to both the Company and the Union.

139          If the Union desires they may appoint one (1) person in each department to monitor the grading of job related tests.

140          Section 2.  In the event an Apprentice/Trainee fails to meet school and work requirements Section 2. In the event an Apprentice/Trainee fails to meet school and work requirements, he will be eliminated from the Apprenticeship/Trainee Program. Any employees on the active employee roster will be permitted to exert their seniority rights. Apprentices/Trainees who were hired into the department as an Apprentice/Trainee having no former seniority, will be terminated.

                           ARTICLE 10 - JOB BIDDING
             Section 1.
141          (a)  In the event of the creation of a new job classification or the existence of the permanent vacancy in an existing job classification or range, notice of availability of the jobs will be posted on the bulletin boards plant - wide forthe period of three working days. The number of job vacancies shall be specified at each posting. The Company agrees to post general qualifications for all jobs posted for bid. Eligible employees throughout the plant shall have the opportunity to apply for such openings by filling out a job bid slip in triplicate form (one copy for the Company, one for the Union and one for the employee). The awarding of the job shall be made within seven (7) days after the end of the posting period. The name of the employee awarded the job shall be given to the Union and posted on the bulletin boards.

142          (b)  In awarding the job, preference will be given in the
following order:
             (i)  Employees in the Area in which the job opening exists:  then
             (ii)  All employees, plant - wide

143          (c)  Any employee awarded the job bid will have up to five (5)
work days to accept the job. If an employee decides to turn the job down, he will return to his previous job. Any employee who bids on a job and is awarded will be subject to the criteria that falls under paragraph 157.

144          Within these preferences, the job will be awarded on the basis of the necessary previous knowledge, experience, skill and apparent ability to perform the job in question. If two or more bidders are relatively equal in those regards, the job will be awarded on the basis of plant - wide seniority. The employee awarded the job will be assured of a fair trial of up to fifteen
(15) working days. This period may be extended by mutual agreement of the Company and Union in classifications having multiple grades, an employee will not be considered for any grade other than the lowest grade, unless he has had prior experience on the job in question, or experience in similar work. The determination of the ability of an employee to satisfactorily perform the work is to be the function of Management.

145          Section 2.  If the employee awarded the job does not qualify during the trial and training period, he shall be set back to his former job classification and Area, and all employees affected thereby shall be set back accordingly.

             Section 3.
146          (a)  If an employee is on a temporary transfer out of his regular

Area under Article 2, Section 8, for bidding preference purposes he shall be deemed to be an incumbent in his regular Area.

147          (b)  If an employee is working in another Area as a result of bumping under Article 11 in connection with a workforce reduction, for bidding preference purposes, he shall be deemed to be an incumbent in his regular Area. If he is awarded a job through this bidding procedure, he will no longer have recourse to recall under Article 11 to his previous job classification and Area, but will thereafter follow the regular routine of job bidding as applied to all employees and will have bidding preference only in the Area of this job he was awarded.

148          (c)  If an employee is laid off as a result of a reduction in the workforce, he will be notified by telephone or letter of all jobs posted for bid. He shall have bidding preference in his regular Area. If he is awarded the bid, he shall be required before taking the job to state whether he is taking the job (i) as a permanent job or (ii) as a temporary job.

149          (i)  Permanent Job:  He shall assume the new job without recourse to recall to his former job classification under Article 11, and thereafter shall have bidding preferences only in the Area of the new job.

150          (ii)  Temporary Job:  He shall assume his new job classification on a temporary basis only and continue to have recourse to recall under his former job classification under Article 11. While on such temporary job, he shall be entitled to overtime equalization in that job classification and Area under Article 5, Section 8, and shall have bidding preference only in the Area of his former regular job classification.

151          Once a job has been posted in accordance with the job posting procedure and has been filled by an employee as a temporary job, the Company shall repost the job if that temporary employee is recalled to his regular job classification.

152          (d)  If an employee's job classification in his Area is
permanently eliminated, he may exercise his seniority rights under Article 11, and that employee shall, for bidding purposes, have preference under Section 1
(b) of this Article in any and all Areas just as if he were an incumbent in the Area where the vacancy occurs. If that employee is subsequently awarded a job through the bidding procedure, he shall thereafter be deemed to be an incumbent only in and having preference only in that Area.

153          Section 4.  If there are no eligible, qualified employees who have bid on the job, the job may be filled without regard to the job bidding procedure. The Company will post and update every 90 days.

154          Section 5.  Eligibility for job bidding will be governed as follows:

155          (a)  Probationary employees may bid for posted jobs but since they have no seniority rights, they shall not have any of the rights of seniority employees. If, but only if, there are not qualified bidders the Company may, but is not required to, consider the bid of probationary employees and award them the job.

156          (b)  Employees on an Apprentice or training program are not entitled to bid on any job.

157          (c)  Employees awarded a job may not bid for another posted vacancy within 1 year of the award, except:

158          (i)  to bid on another job due to sickness and physical
condition;

159          (ii)  to bid on a newly - created job classification.

160          (iii)  to bid on a job classification with an immediate higher
hourly rate of pay; or to bid on a job classification which may   have an
immediate lower rate of pay, but which has a   potential higher rate of pay in
a higher class;

161          (iv)  to bid on a job which has been vacated due to death or termination;

162          (v)  to bid for shift preference.

163          (d)  Employees awarded the job must accept it within five (5)
work days as per Article 10, Section 1, paragraph 143.

164          Section 6.  Employees on vacation may call or visit the Company to be informed of what jobs have been posted for bid while on vacation, and they may come to the Company to complete job bid slips. Before leaving on vacation, other than during a plant shutdown, employees may complete and sign job bid slips for specific jobs which may be posted during their absence, and leave the same with their foreman or Committeeman, who will be authorized to submit the bid slip, should such jobs be posted.

165          Section 7.  No job vacancies shall be posted for bid during any vacation plant shutdown.

                             ARTICLE 11 - LAYOFF
166          Section 1.  The Company will notify the Union of any anticipated reduction of the work force or the work week five (5) working days in advance of the date on which it is anticipated to begin, unless the cause and need for such reduction was not known to the Company five (5) days in advance, in which case the notice will be given as soon as the cause and the resultant need for the reduction is known to the Company. Five (5) days does not constitute a guarantee.

167          Section 2.  Order of Reduction:  In the event of a reduction in the work force of a given job classification in a given Area, employees shall be reduced from that job classification in that Area in the following order of categories. Within each of these categories employees will be reduced in the reverse order of their plant - wide seniority.

168          (a)  First, employees who have not completed their probationary period under Article 3, Section 2.

169          (b)  Next, employees who had been on layoff, but who bid on the job classification out of their Area and who declared they were taking it on at temporary basis only under Article 10, Section 3 (c).

170          (c)  Next, employees who had been on layoff, but who bid into that job classification within their Area, and who declared they were taking it on a temporary basis only under Article 10, Section 3 (c).

171          (d)  Next, all other employees in that job classification in that
Area.

             Section 3.  Bumping:
172          (a)  An employee who is reduced from his job classification within his Area under Section 2 shall have the following rights which must be exercised within twenty - four (24) hours of notification of layoff:

173          (i)  He may elect layoff; or

174          (ii)  He may bump the least senior employee in any job
classification equal to or lower than his present job classification anywhere in the plant which he is capable of then performing at the time he goes on the job without training as determined by the Company based upon his work record at the Company. He shall then have the recall rights set forth in Section 4
(a).

175          (iii)  He may bump the least senior employee in any higher higher
- - - rated job classification in this Area or in a higher rated job classification anywhere in the plant which job classification he has held on a permanent basis and which he is still capable of performing at the time he goes on the job. He will be placed in the highest pay grade that he had previously held in that job classification. If he has held the top rate he will be placed at level A and move up on merit or within six (6) months maximum. However, he may bump the least senior employee in Job Class 1 without any regard to prior experience.

176          (b)  Any employee who is bumped by another, more senior employee under the above provisions shall have the right to exercise his seniority to elect layoff or to bump another employee under the same term as above.

177          (c)  An employee being reduced from his classification or being bumped by another employee shall have twenty - four (24) hours after being notified of being reduced or being bumped to notify the Company whether he is electing layoff or electing to bump. Once he has made his selection to elect layoff or bump, he may not change it. An employee who fails to give the Company notice of his election within said twenty - four (24) hours will be considered to have elected layoff. However, the employee(s) to be laid off will be those affected by the last bump election received by 4:00 p.m. on the day of the end of the shift the layoff is to be in effect, Article 5, Section 5 shall not apply to the affected employee.

178          (d)  In all cases, the right to bump must be consistent with the efficiency of the operation and the safety of the employees, in the sole discretion of the Company.

179          (e)  Employees may not exercise the bumping rights of this
Section 3 into any Maintenance job classification during the Christmas plant shutdown or during any vacation plant shutdown up to two (2) weeks.

180          Section 4.  Recall:  If, while any employees are laid off or are working outside of their regular job classification as the result of exercising their seniority rights to bump under Section 3 of this Article, the work force in a job classification in any Area is again to be increased or a vacancy occurs therein, employees will be recalled in accordance with the following:

181          (a)(i)  The most senior employee who is capable of then
performing that job classification at the time he goes on the job without training as determined by the Company based upon his work record at the Company shall be offered recall thereto.

182          (a)(ii)  Employees who are laid - off (not working) shall have the right to be recalled into the plant under (a) (i).

183          (a)(iii)  Employees working outside of their regular job
classification (either by reason of having bumped under Section 3 or as a result of his first recall under this Section 4 (a) (ii) shall have the right to recall under (a) (i): provided it is to a job in an equal or higher job classification and also shall have the further right to be recalled to their regular job classification.

184          (a)(iv)  The company will post notice of the availability of a job classification for recall, marked with date and time of posting. Employees working outside of their regular job classification shall have twenty - four
(24) hours to inform the company of their willingness to be recalled to that job classification, and, if so recalled, must accept the same. Any employee working outside of their job classification going on vacation may fill out a recall slip listing the job classifications to which they wish to be recalled. This recall slip may be given to their foreman or committeeman. If this recall occurs during their vacation, they must accept it upon the end of their scheduled vacation.

185          (a)(v)  The Company will post the availability of a job
classification for recall. Employees who are laid off, who have filled out a recall slip, listing the jobs they would like recall rights to prior to posting of recall notice will be recalled by seniority. If so recalled, employee must accept.

186          (b)  If the job is not filled through the above recall procedure, the Company will post the job as a permanent opening available for bid under
Article 10.

187          (c)  The Company shall not be responsible for any error made in recall, except to correct that error by the start of the next work day after that error is called to its attention by the union or the employees affected by the error.

188          (d)  In all cases, the right to recall must be consistent with the efficiency of the operations and the safety of the employees, in the sole discretion of the Company.

             Section 5.  Extension of Recall:
189          (a)  An employee who is recalled to his regular job
classification in his Area under Section 4, must accept recall to his regular job classification.

190          (b)  If the recall is to his regular job classification in his area he must accept recall within 24 hours or he will be considered as having quit. However, if he is employed somewhere else, and it is estimated that the recall is for a short period of time (four (4) weeks or less), he may elect to extend his layoff and let the Company call back the next qualified employee on the seniority list in accordance with Section 4, if there is one. In the event, he shall not be entitled to notices of bids under Article 10 of this current Agreement. He must also make such a selection immediately upon receiving the notice of recall or it will be assumed he is returning to work,
or in the event he is not accepting recall in 24 hours he will be considered as having quit. If such employee is notified of recall under Section 4 a second time, and does not report for work or signify within 24 hours of his intention of doing so, he shall be considered as having quit.

191          If a person is recalled and he has accepted recall, he must begin work within five (5) calendar days after receipt of the notification.

192          It must be emphasized that the four weeks does not constitute a guarantee.

193          The 24 hours referred to in the above paragraphs will commence upon time of receipt of notification. If an employee cannot be reached by telephone and certified mail (with return receipt requested) is used and it is returned unopened, then the employee will be terminated. Employees planning to be away from home for 24 hours or more should contact the Company's Personnel Department and provide phone number where they can be reached.

194          Section 6.  Employees who are on layoff shall be notified by certified mail (with receipt requested) of recall to work. All notices shall be sent to the last known address of the employee as stated on the Company's records. The employees are responsible for having the address and telephone number at which the Company may reach them on file at all times. The Company may rely upon these addresses and telephone numbers for all purposes. All notices to employees affecting their employment with the Company will be sent and/or telephoned to the address or telephone number on file.

195          Section 7.  It is agreed that in the event the Union believes that an employee has not been properly allowed to exercise his seniority under
Section 2, 3, 4, or 5 of this Article, the Union will verbally bring the matter to the attention of the Company for correction. Within five (5) working days after such notification, should the Union believe that the employee was not permitted to properly exercise his seniority under Section 2, 3, 4, or 5, the matter may be brought to the attention of the Company in writing at Step Three of the Grievance Procedure for correction, but no claim or grievances shall be retroactive beyond the date such written notice is first received by the Company.

196          Section 8.  Employees who are working outside their regular job classification due to the application of this Article shall have the right to overtime equalization under Article 5, Section 8 and to exercise shift preferences under Article 5, Section 7 in the new classification in which they are working.

                        ARTICLE 12 - EMPLOYEE BENEFITS
197          Section 1.  Insurance:  The Company will provide an insurance
Benefit Program, which will include the following:
- - -$1,000,000 Major Medical
- - -$225 Deductible per person, $675 per family
- - -80% co-insurance on the next $3,500 of eligible expenses
- - -100% payment thereafter
- - -Mandatory second surgical opinion through health care re-view systems
- - -Mandatory out-patient surgery for specific procedures
- - -Hospital pre-certification review through health care review systems
- - -Maximum per year $1,000 drug addiction treatment
- - -$1,000 alcoholism addiction treatment and $3,000 mental & nervous treatment. Combined lifetime maximum $25,000
- - -Pre-existing clause for new hires only

198          Weekly Disability:
1st day Accident - 26 weeks
8th day illness - 26 weeks
             Weekly Disability:
Effective June 17, 1996                   $273.00 per week
Effective June 17, 1997                   $281.00 per week
Effective June 17, 1998                   $289.00 per week

199          Life Insurance:
Effective June 17, 1996                   $18,000
Effective June 17, 1997                   $19,000
Effective June 17, 1998                   $20,000

             Section 2 - 401 - K Plan
200          In keeping with Alliance Machine Company's (the Company)
commitment to a long range retirement program, we are pleased to announce that a 401 (k) plan has been established effective June 1, 1987. This Company - sponsored program has been designed in accordance with Section 401 (k) of the Internal Revenue Code.

201          A 401 (k) plan is a qualified deferred compensation plan which enables you to save money, lower taxes and invest in your financial future. Under a 401 (k) plan, your elective contributions are made on a before - tax basis, that is, the amount deferred will be excluded from your taxable income. This may place you in a lower tax bracket and lower your taxes.
The following are some advantages of our 401 (k) plan:

202          1.Elective contributions may be made up to 15% of your salary, not to exceed a maximum amount established by the Internal Revenue Service.

203          2.Your elective contributions lower your taxable in-come, federal tax withholding, and you will currently pay less tax.

204          3.Due to lower taxes, elective contributions to our Plan will increase your take - home pay in comparison with some other ways of saving.

205          4.The Company will contribute an amount equal to the following schedule in any plan year in accordance with the bargaining unit agreement.
June 17, 1996                             .35/Hr. Worked
June 17, 1997                             .35/Hr. Worked
June 17, 1998                             .40/Hr. Worked

206          5.Normally, under current federal tax laws, you will not be taxed on any contributions to the plan, or any interest earned, until you receive the money. When you finally receive your retirement benefit, you may be in a lower tax bracket than you are now.

207          6.Cash payments may receive favorable tax treatment.

208          7.The Company will pay all plan expenses.

209          An important point to understand is that to fully benefit from this program you must be prepared, by means of salary reduction, to contribute to your financial future.

210          We realize that it may be difficult for some of you to commit a portion of your income to this program, but we strongly encourage you to participate at some level. We believe this program will allow you the opportunity to accumulate more for your future than under any other plan we can offer. Only you can determine whether you can afford the financial commitment. We are confident that you will participate and benefit from the program.

                       ARTICLE 13 - GENERAL PROVISIONS
211          Section 1.  Severance Allowance:

212          (a)  Conditions of Allowance:  When in the sole judgement of the
Company, it decides to close permanently the plant or discontinue permanently a department of the plant or substantial portions thereof and terminate the employment of individuals, an employee whose employment is terminated either directly or indirectly as a result thereof because he was not entitled to other employment with the Company under the provision of Article 3, Seniority, of this Agreement, shall be entitled to a severance allowance in accordance with and subject to the following provisions:

213          (b)  Eligibility:  Such an employee, to be eligible for a
severance allowance, shall have accumulated three or more years of continuous Company service from the date of the contract.

214          (c)  Scale of Allowance:  An eligible individual shall receive severance allowance based upon the following weeks for the corresponding continuous Company service:
                                      Weeks of
Continuous Company                    Service Severance Allowance
3 years to 5 years                            1 week
Over 5 years                                  2 weeks

215          (d)  Calculation of Allowance:  A week's severance allowance shall be determined in accordance with the provisions for calculations of vacation allowance set forth in Article 6, Section 3, Rate of Pay, for vacation.

216          (e)  Payment of Allowance:  Payment shall be made in a lump sum at the time of termination. Acceptance of severance allowance shall terminate employment and continuous service for all purposes under this Agreement.

217          Section 2.  Strikes and Lockouts:  During the term of this
Agreement, or any of the extensions thereof, the Union, its agents and representatives, will not engage in, authorize, instigate, aid or condone a strike or work stoppage, nor will any employee or employee member of said Union take part in a strike, individual slowdown in the rate of production, or any interference with or stoppage of the Company's work. Any individual employee who violates the provisions by reasons of an individual slow - down or interference with the rate of production of the Company's work shall be subject to disciplinary action.

218          Section 3.  The Company agrees that during the period of this
Agreement there shall be no lockouts.

219          Section 4.  Duration:  The provisions of this Agreement shall become effective June 17, 1996, and shall continue in effect to and including
11:59 p.m. of June 20, 1999. This agreement shall continue in effect for yearly periods after its termination date unless notice in writing of termination shall be given by either party to the other, not less than sixty
(60) days prior to June 20, 1999. Either party may, on or before April 20,
1999, give notice to the other party of a desire to negotiate with respect to
the terms and conditions of a new agreement. If such notice is given, the parties shall meet within thirty (30) days thereafter to negotiate with respect to a new agreement. If the parties shall not agree with respect to a new agreement by 11:59 p.m. of June 20, 1999, either party may thereafter resort to strike or lockout, as the case may be, in support of its position, with respect to such matters, as well as any other matters in dispute.

220          Section 5.  Notice hereunder shall be given by certified mail and shall be completed at the time of mailing. If addressed to the contracting Company at Alliance, Ohio, and to the Union as follows: United Steelworkers of America, AFL - CIO, Five Gateway Center, Pittsburgh, Pennsylvania 15222.

221          Either party hereto may be like written notice change the address to which certified mail notices required hereunder shall be sent.

                                  EXHIBIT A
                         JOB CLASS RATES BY JOB LEVEL
                                                6/17/96   6/17/97   6/17/98
                                 LEVEL          RATE/HR   RATE/HR   RATE/HR

JOB CLASS 1
General Laborer                    STD          9.099     9.472     9.756
                                     A          8.797     9.161     9.436
                                     B          8.495     8.850     9.116
                                     C          8.195     8.541     8.797
                                     D          7.893     8.230     8.477

JOB CLASS 2
Grinder                            STD         10.413    10.825    11.150
Shot Blast Operator                  A         10.113    10.516    10.831
                                     B          9.811    10.205    10.511
                                     C          9.509     9.894    10.191
                                     D          9.207     9.583     9.870

JOB CLASS 3
Material Handler                   STD         11.060    11.492    11.837
Crane Operator                       A         10.757    11.180    11.515
Spray Painter                        B         10.457    10.871    11.197
Cat Operator                         C         10.156    10.561    10.878
Straightener                         D          9.880    10.251    10.559
Truck Driver

JOB CLASS 4
Burner                             STD         11.969    12.428    12.801
                                     A         11.667    12.117    12.481
                                     B         11.365    11.806    12.160
                                     C         11.064    11.496    11.841
                                     D         10.761    11.184    11.520

JOB CLASS 5
Machine Operator                   STD         12.124    12.588    12.966
Layout Man                           A         11.822    12.277    12.645
                                     B         11.521    11.967    12.326
                                     C         11.219    11.656    12.006
                                     D         10.918    11.346    11.686

JOB CLASS 6
Small Machine                      STD         12.434    12.907    13.294
  Tool Operator                      A         12.132    12.596    12.974
Welder                               B         11.832    12.287    12.656
Assembler "B"                        C         11.530    11.976    12.335
Electrician "B"                      D         11.227    11.664    12.014

JOB CLASS 7
Assembler "A"                      STD         12.747    13.229    13.626
Electrician "A"                      A         12.447    12.920    13.308
Fitter                               B         12.144    12.608    12.986
Template Maker                       C         11.843    12.298    12.667
                                     D         11.541    11.987    12.347

JOB CLASS 8
Maintenance Man                    STD         12.899    13.386    13.788
Large Machine                        A         12.597    13.075    13.467
  Tool Operator                      B         12.296    12.765    13.148
                                     C         11.993    12.453    12.827
                                     D         11.693    12.144    12.508

JOB CLASS 9
Machinist                          STD         13.214    13.710    14.121
Lead Maintenance                     A         12.911    13.398    13.800
  Man                                B         12.610    13.088    13.481
                                     C         12.309    12.778    13.161
                                     D         12.009    12.469    12.843
APPRENTICE
6th Apprentice                                 12.309    12.778    13.161
5th Apprentice                                 11.573    12.020    12.381
4th Apprentice                                 10.851    11.277    11.615
3rd Apprentice                                 10.127    10.531    10.847
2nd Apprentice                                  9.392     9.774    10.067
1st Apprentice                                  8.657     9.017     9.288

                              RATE PROGRESSIONS

223          The pay rates will reflect general increases of 3% in the first year, 3%  + $.10/hr. in the second year and 3% in the third year.

224          In job classes 1 through 3, progression will be automatic from D to STD. These increases will be based on six (6) months worked on any job in any job class.

225          In job classes 4 through 9, progression will be automatic from D to A but A to STD will be based on merit. Automatic increases will be based on six (6) months worked on a job but the merit increase can be granted at any time based on the discretion of the foreman.

226          *  Rate changes resulting from bidding and bumping job classes 1 through 3
             Any employee who bids or bumps on a job in a higher or lower job class will receive the rate of pay at the level equal to his time worked in any job class. Example, six (6) months worked equals level C or eighteen (18) months worked equals level A.

227          *  Rate changes resulting from bidding and bumping job classes 4 through 9

             Any employee who bids on and receives a job in a higher job class or bumps into a higher job class will receive the level of pay equal to or the next higher level of pay up to level A. Example, employee in job class 4 level C making $11.064 bids and receives a job in job class 6. His pay level in 6 will be D at $11.227 since that is the next highest level of pay.

228          Any employee who bids or bumps on and receives a job in a lower or equal job class will receive the level of pay equal to the next lower level of pay or level B whichever is lower. Example, employee in job class 9 level A making $12.911 bids or bumps on and receives job class 7 job. His pay level in 7 will be $12.144.

229          Employees who fall below STD level will be allowed to progress under the terms of exhibit A.
Apprentice will be listed as a separate job class.

230          *  Exception to the above will be made for employees falling under Article 11, Section 3, Paragraph 159.

                         PROGRESSION - GRANDFATHERED
             Job Classes 1, 2 and 3

231          1.If a grandfathered employee bumps down or up to avoid layoff he will be paid the following corresponding rates. A lateral bump will cause no rate change.

232          2.If a grandfathered employee bids up or down he will be paid the following corresponding rates.

233          3.If a grandfathered employee bids lateral, he will be paid his same present rate.
                           Effective         Effective         Effective
                           June 17, 1996     June 17, 1997     June 17, 1998
Job Class 1                11.025            11.456            11.800
Job Class 2                11.329            11.769            12.122
Job Class 3                11.387            11.828            12.183

234          4.Other than Job Classes 1, 2, and 3, if a grandfathered employee bids down or lateral he will be paid under new pay scale.

                         THE ALLIANCE MACHINE COMPANY

             BY:            Christopher Sause - President
                            Larry Grossi - Vice President of Finance
                                           and Administration
                            Gene Stroia - Manager of Manufacturing
                            Margaret Swisher - Personnel Administrator


                        UNITED STEELWORKERS OF AMERICA
                      AFL - CIO - and its LOCAL NO. 2361

             BY:            George Becker, International President
                            Leo W. Gerard, Internatinal Secretary - Treasurer Richard H. Davis - International Vice President,
                                               Administration
                            Leon Lynch - International Vice President,
                                         Human Affairs
                            Frank Vickers, District Director
                            Lee Hilson - Staff Representative
                            Larry Dramble - President, Local 2361
                            Larry Freeman - Vice President, Local 2361
                            Gary Barnes - Recording Secretary, Local 2361


                            COMMITTEEMEN:  Charles Augustein
                                           Larry Freeman
                                           James Grimm
                                           Robert Hahn
                                           Rick Heestand
                                           Larry Lashley